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                                                                    EXHIBIT 5.1


                       BALLARD SPAHR ANDREWS & INGERSOLL
                      300 EAST LOMBARD STREET, 19TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                  410-528-5600
                                410-528-5650 FAX



                                 March 27, 1997


Alexander Haagen Properties, Inc.
3500 Sepulveda Boulevard
Manhattan Beach, California 90266

        Re: Alexander Haagen Properties, Inc. - Registration Statement on Form S-3 pertaining to: (i) 5,370 shares of common stock, par value $0.01 per share (the "Common Stock"), issuable to certain selling stockholders upon exchange of units of limited partnership interest ("Units") in Alexander Haagen Properties Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), and 4,281,085 shares of Common Stock issuable to certain other selling shareholders in exchange for Units in the Operating Partnership (collectively the "OP Exchange Series"); and (ii) 1,666,666 shares of Common Stock (the "Debenture Exchange Shares," and together with the OP Exchange Shares, the "Shares") issuable in exchange for the Operating Partnership's 7.25% Exchangeable Subordinated Debentures due 2003 (the "Exchangeable Debentures")

Ladies and Gentlemen:

        In connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Corporation on Form S-3 originally ;filed with the Securities and Exchange Commission (the "Commission") on or about June 10, 1996 (the "Registration Statement") you have requested our opinion with respect to the matter set forth below.

        We have acted as special Maryland corporate counsel for the Corporation in connection with the matter described herein. In our capacity as special Maryland corporate counsel to the Corporation, we have reviewed and are familiar with the proceedings taken by the Corporation in connection with the authorization of the Shares. In addition we have relied upon certificates and

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Alexander Haagen Properties, Inc.
March 27, 1997
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advice from the officers of the Corporation upon which we believe we are justified in relying and on various certificates from, and documents recorded with, the State Department of Assessments and Taxation of Maryland (the "SDAT"), including the charter of the Corporation (the "Charter"), consisting of Articles of Incorporation of the Company filed with the SDAT on September 20, 1993 and Articles of Amendment and Restatement filed with the SDAT on December 10, 1993. We have also examined the bylaws of the Corporation adopted as of September 20, 1993 and amended and restated bylaws of the Corporation adopted as of December 10, 1993, (the "Bylaws") and resolutions of the Board of Directors adopted on or before the date hereof and in full force and effect on the date hereof, and such laws, records, documents, certificates, opinions and instruments as we deem necessary to render this opinion.

        We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the certified, photostatic or conformed copies. In addition, we have assumed that each person executing any instrument, document or certificate referred to herein on behalf of any party is duly authorized to do so. We have also assumed that all certificates submitted to us are true and correct, both when made and as of the date hereof, and that the Shares will not be issued in violation of the provisions of
Article VII of the Charter of the Corporation captioned "Restrictions on Ownership, Transfer and Redemption of Shares."

        Based upon the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter: (i) all of the Shares have been duly authorized and reserved for issuance; (ii) upon issuance and delivery upon exchange for Units in accordance with and subject to the terms and conditions of the Agreement of Limited Partnership of the Operating Partnership dated December 27, 1993 (the "Partnership Agreement") and the Registration Statement, the OP Exchange Shares will be validly issued, fully paid and nonassessable; and (iii) upon issuance and delivery upon exchange for the Exchangeable Debentures, in accordance with and subject to the terms and conditions of the Exchangeable Debentures, the Registration Statement and the Purchase Agreement dated December 27, 1993 by and among the Company, the Operating Partnership and the holders of Exchangeable Debentures, the Debenture Exchange Shares will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to Securities

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Alexander Haagen Properties, Inc.
March 27, 1997
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Commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the sections of the prospecti which are included in the Registration Statement entitled "Legal Matters."

        The opinions set forth herein are limited to the current laws of the State of Maryland and we do not express any opinions herein concerning any laws other than the laws of the State of Maryland. Furthermore, the opinions presented in this letter are limited to the matters specifically set forth herein and no other opinions shall be inferred beyond the matters expressly stated.

        The opinions expressed in this letter are solely for your use and may not be relied upon by any other person without our prior written consent.


                                        Very truly yours,

                                        /s/ BALLARD SPAHR ANDREWS & INGERSOLL